EXHIBIT 99.3

Inland Retail Real Estate Trust, Inc.

Development
Division

2005 Value
Creation Model

Certain employees of the Company, including John DiGiovanni, are eligible for a cash bonus during each fiscal year of the Company based on the value created by various projects under development and chosen by the Company.  The eligible employees under the Value Creation Model bonus plan are not eligible for cash bonuses in the Senior and Executive Officer Incentive Plan but are eligible for stock and option grants pursuant to the Senior and Executive Officer Incentive Plan.  For the 2005 fiscal year of the Company, the projects under development to be included in the Value Creation Model include Douglasville, Augusta, Eisenhower, Denbigh, Valley Park, Piedmont and New Tampa.  The calculation of a participant’s cash bonus for a fiscal year shall be determined as follows:

(1)                                  each project shall be assigned a project value (the “Project Value”) based on the net operating income expected to be produced by the project divided by a capitalization rate as determined by management in consultation with the Company’s Compensation Committee;

(2)                                  each project’s Project Value shall be reduced by the expected cost of developing such project and the pro-rata share of overhead costs of the development division of the Company to determine the net project value (the “Net Project Value”);

(3)                                  each project shall be assessed by management in consultation with the Company’s Compensation Committee to determine its percentage completion (the “Completion Percentage”) as of each measurement date;

(4)                                  the value created by each project for a period (the “Value Created”) shall be equal to the Net Project Value of such project multiplied by the Completion Percentage of such project; and

(5)                                  the participant shall be entitled to a cash bonus of up to 1% of all Value Created up to $5,000,000 and of up to .5% of all Value Created over $5,000,000 as determined by management, in consultation with the Company’s Compensation Committee (the “Value Creation Bonus”).